Exhibit 21.1

Subsidiaries of the Registrant
December 31, 2013

Subsidiary	State of Organization or Incorporation
Lake Forest Bank & Trust Company	Illinois
North Shore Community Bank & Trust Company	Illinois
Hinsdale Bank & Trust Company	Illinois
Libertyville Bank & Trust Company	Illinois
Barrington Bank & Trust Company, N.A.	National Banking Association
Crystal Lake Bank & Trust Company, N.A.	National Banking Association
Northbrook Bank & Trust Company	Illinois
Schaumburg Bank & Trust Company, N.A.	National Banking Association
Village Bank & Trust	Illinois
Beverly Bank & Trust Company, N.A.	National Banking Association
Wheaton Bank and Trust Company	Illinois
State Bank of the Lakes	Illinois
Old Plank Trail Community Bank, N.A.	National Banking Association
St. Charles Bank & Trust Company	Illinois
Town Bank	Wisconsin
First Insurance Funding Corporation	Illinois
Tricom, Inc. of Milwaukee	Wisconsin
The Chicago Trust Company, N.A.	National Banking Association
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Statutory Trust V	Connecticut
Wintrust Capital Trust VII	Delaware
Wintrust Capital Trust VIII	Delaware
Wintrust Capital Trust IX	Delaware
Northview Capital Trust I	Delaware
Town Bankshares Capital Trust I	Delaware
First Northwest Capital Trust I	Delaware
Wayne Hummer Investments, L.L.C.	Delaware
Great Lakes Advisors Holdings, L.L.C.	Delaware
WHAMCO Holding Company	Illinois
First Insurance Funding of Canada, Inc.	Canada
FIFC Edge International Corporation	Federal Reserve
First Insurance Funding Corporation of California	California
Hyde Park Facilities, Inc.	Illinois